Exhibit 10.2
September 10, 2020

INDIVIDUAL SPECIAL CASH AWARD AGREEMENT

Dear [ ],

This document outlines your eligibility for a Special Cash Award (“Award”) to be earned and payable to you in cash by Ocwen Financial Corporation (“Ocwen” or “the Company”) upon your fulfillment of the terms and conditions set forth herein. Eligibility for the Award is subject to continued at-will employment through March 10, 2022 (the “Vesting Period”) and to ensure the protection of the Company’s confidential information, trade secrets, and other legitimate business interests. Your eligibility for this Award does not affect your eligibility for any other payments you may be entitled to, including without limitation any benefit under a corporate severance plan.

Please note this agreement applies only to the cash-based Award described herein. Any other award granted to you, including a cash-settled restricted stock unit award, will be subject to its own terms pursuant to the applicable agreement.

Subject to the terms and conditions outlined in this letter, the Award consists of the following:

Award Value:        $[ ]

Vesting Schedule:    Subject to the terms and conditions outlined in this Agreement, including the requirement that you remain continuously employed with the Company through March 10, 2022, your right to receive payment of the Award shall become vested and earned on that date

Settlement:        Except as otherwise provided by the Agreement, you will receive a cash payment of any vested and earned Award within thirty (30) days following the vesting date as a lump-sum payment, less all applicable withholdings and taxes.

Your right to receive payment of this Award is expressly conditioned on your continued employment, compliance with all of Ocwen’s workplace policies and procedures, and your compliance with all of the terms and conditions of this Agreement through the entire Vesting Period. In the event that, during the Vesting Period, you voluntarily resign from your employment for whatever reason or are involuntarily terminated due to poor job performance or for “Cause” as defined herein, you shall not earn or receive payment of any unvested portion of the Award.

To accept the terms and conditions of this Award, a signed and dated copy of this agreement letter must be received by Friday, September 25; otherwise, this Agreement will be null and void and you will not be eligible for the Award. Documents (in PDF format) and any questions should be emailed to [ ].

Exhibit 10.2
TERMS AND CONDITIONS

A)Conditions for Vesting and Earning of Award. The Award shall vest and become payable to you only upon your fulfillment of each of the following conditions: (i) you remain continuously employed by the Company throughout the Vesting Period; (ii) you are not terminated for sub-standard performance or for “Cause” (defined below) during the Vesting Period; and (iii) you fully comply with Sections C and D of this Agreement throughout the Vesting Period. For purposes of this Agreement, “Cause” means any one of the following, the existence of which shall be finally determined by the Company in its sole good faith discretion: (1) a material failure of you to substantially perform your job duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (3) conviction (or plea of nolo contendere) of a felony, any crime involving moral turpitude or any other offense that reflects negatively on the Company; (4) repeated instances of negligence in the performance of your job or any instance of gross negligence in the performance of your job duties as an employee of the Company or one of its Subsidiaries; (5) any breach of any fiduciary obligation owed to the Company or any Subsidiary; (6)any material violation of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (7) failure to perform your job duties for the Company or any Subsidiary in accordance with reasonable instructions and directions from your managers, and the reasonable workplace policies and procedures established by the Company or any Subsidiary, as applicable, from time to time.

B)Payment Upon Involuntary Termination Not For “Cause” During the Vesting Period. Notwithstanding anything to the contrary in this Agreement, if you are involuntarily terminated due to a job elimination, reduction in force or group layoff during the Vesting Period, the Award shall vest and become earned and payable to you as if you worked the entire Vesting Period. This payment of the Award will not be pro-rated. Payment will be made within 30 days of your effective date of termination.

C)Receipt and Protection of Confidential Information.
a)You acknowledge that you hold a position of trust and confidence with the Company and that, during the Vesting Period, you will receive access to Confidential Information and Trade Secrets necessary for the performance of your assigned duties, including information that is new and ever-changing as the Company continues to do business. For purposes of this Agreement, “Trade Secrets and Confidential Information” means and includes any information or data (or compilation thereof) concerning the business of the Company, as well as its subsidiaries and clients, that has not been made public through authorized disclosure and that is not generally known in Company’s industry through proper means, regardless of whether such information is in oral, written, electronic, or other tangible or intangible form, and regardless of who conceived, developed, or discovered such information by or for the Company. Without limiting the foregoing definition, Trade Secrets and Confidential Information include non-public information regarding the Company’s: financial performance and projections (including revenue reports, profit-and-loss reports, budgets, and all other non-public financial reports and data), lists of current and/or prospective clients, identities of key contacts within client organizations, client preferences and financial services needs, client-specific pricing arrangements and proposals, contracts with clients and vendors, and other non-public client-related information, identities and performance data of key employees of the Company and its Subsidiaries, business plans and strategies, marketing plans and strategies, capital expenditures and acquisitions, proprietary software and databases, other proprietary business or technical processes and training, accounting and tax information, and other non-public business secrets related to the Company’s business or contemplated expansions of the Company’s business. Notwithstanding the foregoing, the term “Trade Secrets and Confidential Information” shall not include the general knowledge, skills, and experience that

Exhibit 10.2
you have acquired in the course of your employment with the Company, and the identity of any clients or key client contacts with whom you worked prior to joining the Company.

b)You agree and covenant that you have not and will not remove from the Company premises any item belonging to the Company and its affiliates, including office equipment, files, business records or correspondence, customer lists, computer data and any other Trade Secrets and Confidential Information and that you have not and will not disclose or use any Trade Secrets or Confidential Information of the Company and its affiliates except in the performance of your authorized duties for the Company. To the extent you have Trade Secrets or Confidential Information in your possession, you agree to return to the Company upon the Termination Date all such information and all other Company property, as well as all copies or excerpts of any property, files, or Trade Secrets and Confidential Information obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit you to retain. You agree to keep all Trade Secrets and Confidential Information confidential and not disclose or use that information for any purpose, or divulge or disclose that information to any person other than employees of the Company who have a need to receive it, except as compelled by legal process or with the prior written approval of a duly authorized officer of the Company. In addition, you reaffirm your obligations pursuant to the Intellectual Property Agreement signed by you.

c)Federal Defend Trade Secrets Act. Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

D)Non-Interference with the Company’s Legitimate Business Interests. In consideration of your eligibility for the Award, your continued at-will employment, and the Company entrusting you with some or all of the foregoing Trade Secrets and Confidential Information during the Vesting Period, you agree that the following restrictions are reasonable and no broader than necessary to protect the Company’s legitimate business interests, including the Company’s need to protect its Trade Secrets and Confidential Information, goodwill, and client relationships. You agree as follows:

a)For so long as you remain employed with the Company, you shall not engage in any activity to advise or assist or to otherwise provide work or services for the Company’s competitors or to the Company’s vendors, suppliers, clients, or customers unless you have advised your manager or supervisor of such activities and your manager or supervisor has approved such activities in writing. Without limiting the foregoing, you are and shall be prohibited from engaging in the following activities while you are employed by the Company: (a) providing services or selling products similar to those provided or sold by the Company; (b) offering, or soliciting or accepting an offer, to provide such services or to sell such products; or (c) taking any action to engage in the business of providing such services or sell such products; provided, however, nothing in this Agreement shall be construed as limiting your ability to engage in any lawful off-duty conduct.

b)For a period of two (2) years immediately following the date of this Agreement, regardless of whether you remain employed by the Company during that entire period or not, you agree that you will not, directly or indirectly for yourself or others, interfere with the Company’s business relationship with any Covered Client (defined below), by soliciting or communicating with any such client (regardless of who initiates the communication) to induce or encourage the client to cease its business with the Company, to divert business opportunities away from the Company, to reduce its business with the Company, to otherwise detrimentally change its business relationship

Exhibit 10.2
with the Company, or to purchase or lease from another person or entity any product or service the Company offers to its clients or prospective clients. For purposes of this Agreement, “Covered Client” means and includes the Company clients that, in the one (1) year period preceding the end of your employment with the Company, you had material contact by: (a) participating in selling products or services to the client; (b) having other business-related contact or dealings with the client; or (iii) receiving access to Trade Secrets or Confidential Information about the client. “Covered Client” shall also include prospects with which the Company negotiated to do business or to which the Company submitted a proposal within the one (1) year period preceding the end of your employment, so long as you received Trade Secrets or Confidential Information related to the negotiations or participated in the proposal.

c)For a period of two (2) years immediately following the date of this Agreement, regardless of whether you remain employed by the Company during the entire period or not, you agree that you will not, directly or indirectly: (a) recruit, induce, cause, encourage, or otherwise solicit a Covered Employee (defined below) to terminate his or her employment with the Company to perform work for, enter employment with, or otherwise provides services to any competing business; or (b) assist any competing business in hiring or evaluating a Covered Employee for employment. For purposes of this “Agreement,” a Covered Employee means and includes any employee of the Company or its subsidiaries with whom you personally worked, whom you directly or indirectly supervised, or about whom you received access to Trade Secrets or Confidential Information during your employment with the Company

d)In the event that you fail to comply with the restrictions contained in Paragraphs D(2) or D(3), above, the stated time period for those restrictions shall be tolled and extended by one day for each day you have breached it and for each day that the breach by you continues.

e)FOR EMPLOYEES RESIDING IN CALIFORNIA: For so long as you reside in and are subject to the laws of California, the provisions of Paragraphs D(2), D(3), and D(4) shall not apply.

E)Withholding. Ocwen retains the right to withhold from any amounts due under this letter agreement, any income, employment, payroll, excise and other taxes as Ocwen may, in its sole discretion, deem necessary.

F)Integration with Other Benefit Programs. Benefits payable under this Award will not increase or decrease or duplicate the benefits otherwise available to you under any of the Company’s retirement plans, welfare plans or any other employee benefit plans or programs unless otherwise expressly provided in any particular plan or program.

G)No Contract of Employment. Nothing in this letter agreement should be construed by you to be a contract of employment for any specific term or to otherwise alter your status as an at-will employee of the Company. In addition, this letter in no way obligates you to remain employed with Ocwen (and does not obligate Ocwen to continue to employ you).

H)Payment Upon Death or Disability. If you become disabled or die during the Vesting Period, you will receive an award that is pro-rated, corresponding to the portion of the Vesting Period prior to death or disability. For purposes of this letter, “Disability” means a mental or physical impairment that would entitle you to benefits under the Company’s long-term disability plan (without regard to any elimination period that may apply).

I)Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

Exhibit 10.2

if to the Company,

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
Attn: Human Resources

if to you, at the home address which you most recently communicated to Ocwen in writing.

Either party may provide the other with notice of a change of address, which shall be effective upon receipt.

J)Governing Law.

a)This Agreement and any disputes arising out or of related to this Agreement shall be construed, administered and enforced in accordance with the laws of the State of Florida, without regard to any conflicts of law principles.

b)FOR EMPLOYEES RESIDING IN CALIFORNIA: Notwithstanding Paragraph J(1), any disputes arising out of or related to this Agreement shall be construed, administered and enforced in accordance with the laws of the State of California.

K)Jury Trial Waiver.

a)THE PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

b)FOR EMPLOYEES RESIDING IN CALIFORNIA AND GEORGIA: Paragraph K(1) shall not apply and the parties do not waive their rights to a jury trial.

L)Amendment and Termination. This letter of agreement may not be amended or terminated without written consent by both you and the President of Ocwen Financial Corporation or his/her designee.

M)Severability/Judicial Modification. Each of your obligations under Sections C and D of this Agreement shall be considered a separate and severable obligation. If a court of competent jurisdiction determines that any restrictions contained within Sections C and D cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of restricted activity), you and the Company agree that the court shall modify or reform such restrictions or enforce them to such lesser extent as is allowed by law. If, despite the foregoing, any provision of this letter agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this letter agreement shall remain operative and in full force and effect.

N)Successors/Assignment. This letter agreement shall automatically inure to the benefit of, be assigned to, and be binding upon, each successor of Ocwen Financial Corporation and its subsidiaries, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise, and you acknowledge and agree that this letter agreement may be assigned by Ocwen to any such successor which shall upon such assignment succeed to the rights and responsibilities of Ocwen hereunder without your further approval or consent. This Agreement shall likewise inure to the benefit of the Company’s parent, subsidiary and otherwise affiliated entities as express third-party beneficiaries of the rights and protections afforded the Company under this Agreement.

Exhibit 10.2

O)Award Exempt Under Section 409A. All payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code by reason of the “short-term deferral” rules set out in Treasury Regulation section 1.409A-1(b)(4) and shall be interpreted in all regards consistent with such intent.

P)Entire Agreement. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter, with the exception of any Restrictive Covenant and/or Non-Solicitation Agreement, Jury Waiver, or Intellectual Property Agreement (collectively “Prior Agreements”), you may have executed prior to receiving this Award, which Prior Agreements shall survive execution of this Agreement and remain enforceable independent of the terms of this Agreement. In no event shall the existence of any Prior Agreements be construed so as to reduce or limit the restrictions and obligations independently imposed by this Agreement.

Q)Counterparts. For convenience of the parties and to facilitate execution, this letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this letter agreement by such party.

Signed:	____________________________

Name:	______________________________

Date:	_____________________________